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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) July 2, 1999



                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                  93-0584541
(State of incorporation)      (Commission File           (IRS Employer
                                   Number)              Identification No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                   (Zip Code)

                              (503) 671-6453
             (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

     On July 2, 1999 the registrant and certain of its affiliates executed a series of agreements with Nissho Iwai Corporation ("NIC"), certain NIC affiliates, and other parties under which (1) NIKE Logistics Y.K., an indirect, wholly owned subsidiary of the registrant ("NLYK"), agreed to purchase from NIC a distribution center currently under construction near Tokyo, Japan; (2) various affiliates of the registrant agreed to continue to engage NIC and its affiliates, until May 31, 2001, to provide buying agency and logistics services in connection with the importation of NIKE brand products into various countries around the world; and (3) the registrant made certain commitments as to aggregate commissions that are to be payable by the registrant's affiliates to NIC and its affiliates over the term of the buying agency and logistics services agreements.

     The Japan distribution center purchase, which was completed on July 12, 1999, increased the registrant's consolidated property, plant and equipment by approximately 24,500,000,000 Japanese Yen (approximately $210,000,000). NLYK assumed certain long term debt obligations of NIC, increasing the registrant's consolidated long term debt by 13,000,000,000 Japanese Yen(approximately $111,000,000). The remainder of the purchase price for the Japan distribution center was financed by short term borrowings.

     The buying agency and logistics services agreements contain terms and conditions that are substantially different from the agreements in effect prior to July 2, 1999. Prospectively, the registrant's consolidated balance sheet will reflect the registrant's affiliates' legal ownership of goods in transit to the United States from the countries in which the goods were produced by independent factories. If the registrant had recognized in transit inventory for the United States as of May 31, 1999, the registrant's consolidated inventories and current liabilities would have increased by approximately $164,000,000.

  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                        (Registrant)

Date:  July 27, 1999


                                         By /s/ Robert E. Harold
                                           Chief Financial Officer